                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               WILLIAMS-SONOMA, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                      LOGO
                              3250 VAN NESS AVENUE
                        SAN FRANCISCO, CALIFORNIA 94109

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Williams-Sonoma, Inc., a California corporation (the "Company"), will be held at the Company's offices, 3250 Van Ness Avenue, San Francisco, California 94109, Wednesday, June 19, 1996, commencing at 10:00 a.m. (Pacific Daylight Time) for the following purposes:

     (1) To elect ten directors to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified.

     (2) To ratify the selection of Deloitte & Touche as independent accountants for the fiscal year ending February 2, 1997.

     (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 26, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Financial and other information concerning the Company is contained in the enclosed Annual Report for the fiscal year ended January 28, 1996.

                                          By Order of the Board of Directors,

                                          Dennis A. Chantland, Secretary
San Francisco, California
May 13, 1996

     WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY ORALLY REVOKE THE PROXY AND VOTE IN PERSON EVEN THOUGH YOU HAVE RETURNED YOUR PROXY.

                             WILLIAMS-SONOMA, INC.
                              3250 VAN NESS AVENUE
                        SAN FRANCISCO, CALIFORNIA 94109

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, JUNE 19, 1996

     This proxy statement (the "Proxy Statement") and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Williams-Sonoma, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held on Wednesday, June 19, 1996, and any adjournment or postponement thereof. The Annual Report to the shareholders of the Company for the fiscal year ended January 28, 1996, including the financial statements of, and other information concerning the Company, is also enclosed. The Company anticipates that this Proxy Statement and accompanying form of proxy will first be mailed or given to its shareholders on or about May 13, 1996.

     A proxy may be revoked by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any shareholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the accompanying proxy, and the proxy is properly executed and received prior to the Annual Meeting, the proxy will be voted in accordance with the specifications made. If an executed proxy is returned without any specifications as to how shares should be voted, votes will be cast for the election of the directors named in this Proxy Statement and in favor of the ratification of the selection of Deloitte & Touche as the Company's independent accountants. In addition, the proxyholders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed will be paid by the Company. Copies of solicitation material will be furnished to brokers and others holding common stock of the Company to forward to their principals, and the Company will reimburse them for reasonable expenses in doing so. The Company expects that some of its officers or employees (none of whom will receive special compensation) will solicit proxies personally and by telephone or other means. In addition, the Company has retained the services of Skinner & Company to assist in the solicitation of proxies at an estimated cost of $3,500.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     Only shareholders of record at the close of business on April 26, 1996, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 26, 1996, there were 25,440,140 outstanding shares of the Company's common stock (the "Common Stock"), the only class of stock outstanding.

     Each share of Common Stock is entitled to one vote, except that shareholders may cumulate their votes for the election of directors. Under California law, no shareholder may cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder at the meeting has given notice of the intention to cumulate votes prior to the voting. If such notice is given, every shareholder present, in person or by proxy, at the meeting may cumulate votes. The accompanying proxy grants authority to the proxyholders to cumulate votes and allocate them in the proxyholders' discretion to one or more nominees, if the proxyholders believe that such action will maximize the number of nominees who will be elected. The proxyholders do not, at this time, intend to give such notice nor to cumulate the votes they may hold pursuant to the proxies solicited in this Proxy Statement unless the required notice by a shareholder is given at the meeting, in which instance such proxyholders intend to vote cumulatively all the proxies held by them in favor of some or all of the nominees for office set forth in this Proxy Statement. If cumulative voting is utilized at the Annual Meeting, each shareholder voting at the election of directors may cumulate their votes and cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held. All such votes may be cast for a single candidate or may be distributed among any or all of the candidates.

     The following table sets forth information as to the beneficial ownership of the Common Stock, as of April 22, 1996, by (a) persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (b) executive officers named in the "Summary Compensation Table" below, and (c) executive officers and directors as a group. Unless otherwise noted, the persons listed below have sole voting and investment power.

                                                                 NUMBER OF SHARES       PERCENT
             NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED     OF CLASS
- --------------------------------------------------------------  ------------------     ---------
W. Howard Lester..............................................       2,964,305(1)         11.4%
  c/o Williams-Sonoma, Inc.
  3250 Van Ness Avenue
  San Francisco, CA 94109
James A. McMahan..............................................       3,407,425(2)         13.1%
  2237 Colby Avenue
  Los Angeles, CA 90064
Gary G. Friedman..............................................         234,978(3)            *
  c/o Williams-Sonoma, Inc.
  3250 Van Ness Avenue
  San Francisco, CA 94109
Patrick J. Connolly...........................................         546,010(4)          2.1%
  c/o Williams-Sonoma, Inc.
  3250 Van Ness Avenue
  San Francisco, CA 94109
Robert K. Earley..............................................         144,639(5)            *
  c/o Williams-Sonoma, Inc.
  3250 Van Ness Avenue
  San Francisco, CA 94109
Charles E. Williams...........................................         282,232(6)          1.1%
  c/o Williams-Sonoma, Inc.
  3250 Van Ness Avenue
  San Francisco, CA 94109
The Capital Group Companies, Inc. ............................       1,935,750(7)          7.4%
  333 South Hope Street
  Los Angeles, CA 90071
Russell Solt..................................................               0               *
  c/o Williams-Sonoma, Inc.
  3250 Van Ness Avenue
  San Francisco, CA 94109
All Executive Officers and Directors as a Group (13
  persons)....................................................       7,786,034(8)         29.9%

- ---------------
 *  Less than 1%.

(1) Includes 64,800 and 66,250 shares subject to nonqualified stock options granted under the Company's 1976 Stock Option Plan (the "1976 Plan") and the 1993 Stock Option Plan (the "1993 Plan"), respectively, which are currently exercisable or exercisable within 60 days. Includes 6,710 shares in the Company's Employee Profit Sharing and Stock Incentive plan (the "Profit Sharing Plan") that are allocable to Mr. Lester and fully vested. Does not include 1,743 and 607,773 shares owned by Mr. Lester's wife and by trusts established by Mr. Lester for the benefit of his children, respectively, in which shares Mr. Lester disclaims any beneficial interest.

(2) Includes 6,750 and 9,750 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, which are currently exercisable or exercisable within 60 days.

(3) Includes 72,425 and 106,000 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, and 50,625 shares subject to incentive stock options granted under the 1983 Incentive Stock Option Plan (the "1983 Plan"), which are currently exercisable or exercisable within 60 days. Also includes 5,928 shares in the Profit Sharing Plan that are allocable to Mr. Friedman and fully vested.

(4) Includes 68,625 and 24,875 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, which are currently exercisable or exercisable within 60 days. Also includes 4,615 shares in the Profit Sharing Plan that are allocable to Mr. Connolly and fully vested. Does not include 2,619 shares owned by a trust established for the benefit of Mr. Connolly's children, in which shares Mr. Connolly disclaims any beneficial interest.

(5) Includes 73,125 and 19,100 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, which are currently exercisable or exercisable within 60 days. Also includes 5,839 shares in the Profit Sharing Plan that are allocable to Mr. Earley and fully vested.

(6) Includes 232 shares in the Profit Sharing Plan that are allocable to Mr. Williams and fully vested.

(7) The information above and in this footnote is based on the Schedule 13G of The Capital Group Companies, Inc., filed February 13, 1996. Capital Research and Management Company and Capital Guardian Trust Company, a registered investment advisor and bank, respectively, are wholly-owned subsidiaries of The Capital Group Companies, Inc., and have sole voting and dispositive power over 1,027,000 shares of Common Stock and sole dispositive power (but no voting power) over 908,750 shares of common stock.

(8) Includes 312,725 and 276,975 shares subject to nonqualified stock options granted under the 1976 Plan and 1993 Plan, respectively, and 50,625 shares subject to incentive stock options granted under the 1983 Plan, which are currently exercisable or excisable within 60 days. Also includes 23,324 shares in the Profit Sharing Plan that are allocable to the executive officers and fully vested.

     The closing sales price for the Common Stock on April 22, 1996, as reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System, was $23.125 per share. Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, directors and certain officers of the Company and persons who beneficially own more than 10% of a registered class of the Company's equity securities are required to file with the Securities and Exchange Commission and the NASDAQ Stock Market and furnish to the Company reports of ownership and changes in ownership of all classes of the Company's equity securities. Based solely on its review of the copies of such reports received by it during or with respect to the fiscal year ended January 28, 1996, and/or written representations from such reporting persons, the Company believes that, except as described below, all reports required to be filed by such reporting persons during or with respect to the fiscal year ended January 28, 1996 were filed on a timely basis. Form 3's registering Dennis A. Chantland and G. Andrew Rich as beneficial owners and reporting single stock option grants of 100,000 and 20,000 shares of Common Stock, respectively, were inadvertently filed late.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, ten directors are to be elected to serve until the next annual meeting of shareholders or until the election and qualification of their successors. The Company's Bylaws provide for not less than six nor more than eleven directors, the exact number having been fixed by the Board of Directors at ten. Under California law, the ten nominees receiving the highest number of affirmative votes of the shares entitled to vote shall be elected directors. Abstentions and broker non-votes will have no effect on the outcome of the vote. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the ten nominees named below, all of whom are currently directors of the Company. If any of the listed nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for such person or persons as the proxyholders may designate. The Board of Directors has no reason to believe that any of the nominees will be unable or decline to serve as a director.

     The following table sets forth information as of April 22, 1996, with respect to each person nominated for election as a director which has been furnished to the Company by the nominees. All nominees were elected directors at the Annual Meeting of Shareholders held on May 24, 1995.

                                                                            AMOUNT AND
                                                                            NATURE OF         PERCENT
                                                                 DIRECTOR   BENEFICIAL          OF
       NOMINEE         AGE          PRINCIPAL OCCUPATION          SINCE     OWNERSHIP          CLASS
- ---------------------  ---   ----------------------------------  --------   ----------       ---------
Charles E.                   Founder of the Company and its        1973       282,232 (1)        1.1%
  Williams...........  80    Vice Chairman since 1986.
W. Howard Lester.....  60    Chairman of the Company since 1986    1979     2,964,305 (2)       11.4%
                             and Chief Executive Officer since
                             1979. Director of The Good Guys,
                             Inc., CKE Restaurants, Inc., and
                             Harold's Stores, Inc.
James M. Berry.......  65    Executive Vice President of           1987        18,525 (3)          *
                             Finance and Chief Executive
                             Officer of Belk Stores Services
                             since 1995. Director of Nations
                             Bank and HCC Insurance Holdings,
                             Inc., since 1993.
Nathan Bessin........  70    Managing Partner of J. Arthur         1983        23,325 (3)          *
                             Greenfield & Co., Certified Public
                             Accountants, since 1978. Director
                             of Mercury General Corp.
Patrick J.                   Executive Vice President, General     1983       546,010 (4)        2.1%
  Connolly...........  49    Manager, Catalog, and Assistant
                             Secretary of the Company since
                             1995 and 1983, respectively.
Millard S. Drexler...  51    Chief Executive Officer, President    1990        18,750 (3)          *
                             and Director of The Gap, Inc.,
                             since 1995, 1987 and 1983,
                             respectively.

                                                                            AMOUNT AND
                                                                            NATURE OF         PERCENT
                                                                 DIRECTOR   BENEFICIAL          OF
       NOMINEE         AGE          PRINCIPAL OCCUPATION          SINCE     OWNERSHIP          CLASS
- ---------------------  ---   ----------------------------------  --------   ----------       ---------
Gary G. Friedman.....  38    Chief Merchandising Officer and       1993       234,978 (5)          *
                             President, Retail Stores since
                             1995.
F. Warren Hellman....  61    General Partner of Hellman &          1987       106,845 (3)(6)       *
                             Friedman, investment bankers,
                             since 1984. Partner of Matrix
                             Partners (venture capital) since
                             1982. Partner of other venture
                             capital and risk arbitrage firms.
                             Director of American President
                             Companies, Ltd., Eagle Industries,
                             Inc., Franklin Resources, Inc.,
                             Great American Management &
                             Investment Inc., and Levi Strauss
                             Associates.
John E. Martin.......  50    President and Chief Executive         1994        39,000 (7)          *
                             Officer of Taco Bell, a
                             wholly-owned subsidiary of
                             PepsiCo, since 1983. Director of
                             The Good Guys, Inc.
James A. McMahan.....  73    President and Chief Executive         1979     3,407,425 (3)       13.1%
                             Officer of McMahan Furniture
                             Stores since 1947.

- ---------------
 *  Less than 1%.

(1) Includes 232 shares in the Profit Sharing Plan that are allocable to Mr. Williams and fully vested.

(2) Includes 64,800 and 66,250 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, which are currently exercisable or exercisable within 60 days. Includes 6,710 shares in the Profit Sharing Plan that are allocable to Mr. Lester and fully vested. Does not include 1,743 and 607,773 shares owned by Mr. Lester's wife and by trusts established by Mr. Lester for the benefit of his children, respectively, in which shares Mr. Lester disclaims any beneficial interest.

(3) Includes 6,750 and 9,750 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, which are currently exercisable or exercisable within 60 days.

(4) Includes 68,625 and 24,875 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, which are currently exercisable or exercisable within 60 days. Also includes 4,615 shares in the Profit Sharing Plan that are allocable to Mr. Connolly and fully vested. Does not include 2,619 shares owned by a trust established for the benefit of Mr. Connolly's children, in which shares Mr. Connolly disclaims any beneficial interest.

(5) Includes 72,425 and 106,000 shares subject to nonqualified stock options granted under the 1976 Plan and the 1993 Plan, respectively, and 50,625 shares subject to incentive stock options granted under the 1983 Plan, which are currently exercisable or exercisable within 60 days. Also includes 5,928 shares in the Profit Sharing Plan that are allocable to Mr. Friedman and fully vested.

(6) Shares listed are owned by Hellman Family Revocable Trust of which Mr. Hellman is a co-trustee.

(7) Includes 12,000 shares subject to nonqualified stock options granted under the 1993 Plan which are currently exercisable or exercisable with 60 days.

COMPENSATION OF DIRECTORS

     Under the 1993 Stock Option Plan, each nonemployee director who is elected to the Company's Board of Directors for the first time is granted a nonqualified stock option to purchase 6,750 shares of Common Stock, which shall be exercisable in full beginning six months after the date of grant. As approved during last year's Annual Meeting, nonemployee directors who are re-elected to the Board of Directors (i) at the Annual Meeting or (ii) on the date of each subsequent Annual Meeting of Shareholders, will each receive a nonqualified stock option to purchase an additional 5,250 shares of Common Stock in lieu of a $1,000 per meeting attendance fee, which option shall be exercisable in full beginning six months after the date of grant of such option. The price of each option granted to a nonemployee director shall be equal to the fair market value of the Common Stock on the date of grant of such option. The term of each option granted to a nonemployee director shall be ten years from the date of grant of such option. Nonemployee directors are only eligible for grants of options under the 1993 Plan in accordance with the preceding formula. The 1993 Plan replaced the 1976 Stock Option Plan, which had provided for option grants to nonemployee directors under a formula substantially similar to the one in the 1993 Plan described above. Messrs. Berry, Bessin, Drexler, Hellman and McMahan were each granted nonqualified stock options under the 1976 Plan to purchase 6,750 shares of Common Stock at the 1992 Annual Meeting and nonqualified options to purchase 2,250, 2,250, and 5,250 shares of Common Stock at the 1993, 1994, and 1995
Annual Meetings, respectively, under the 1993 Plan. Mssr. Martin was granted nonqualified stock options to purchase 6,750 and 5,250 shares of Common Stock at the 1994 and 1995 Annual Meetings, respectively, under the 1993 Plan.

INDEMNIFICATION

     Under the Company's Restated Articles of Incorporation, as amended (the "Articles"), a director is not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the Articles do not eliminate a director's liability for breach of duty of loyalty, acts or omissions not in good faith, certain payments not permitted under California General Corporation Law (the "Law"), or transactions in which the director derives an improper personal benefit. The Articles also provide that the Company has the authority to indemnify its directors, officers, employees and agents beyond the circumstances permitted under Section 317 of the Law.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 5 meetings during the fiscal year ended January 28, 1996. The Board of Directors has two standing
Committees: Audit and Compensation. There is no nominating committee or any other committee performing those functions.

     During the last fiscal year, the Audit Committee of the Board of Directors met once. The Audit Committee is currently comprised of Messrs. Bessin (Chairman) and Berry. This Committee is primarily responsible for reviewing the services performed by the Company's independent accountants and evaluating the Company's accounting principles and its system of internal accounting controls.

     During the last fiscal year, the Compensation Committee of the Board of Directors (the "Compensation Committee") met twice. The Compensation Committee is currently comprised of Messrs. McMahan (Chairman), Drexler, Hellman and Martin. This Committee is primarily responsible for officers' compensation matters and for administering the Company's stock option plans.

     No director attended fewer than 75% of all meetings of the Board of Directors and the committees upon which such director served during the fiscal year ended January 28, 1996, except directors Drexler and Martin who each attended 57% of all such meetings.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES.

                              CERTAIN TRANSACTIONS

     The Company leases its distribution center in Memphis, Tennessee, from two partnerships whose partners include two executive officers and/or a director of the Company. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

     Executive officers of the Company are elected by the Board of Directors and serve at the pleasure of the Board. Certain information concerning such executive officers is set forth below:

                                                       PRESENT POSITION WITH THE COMPANY
                   NAME                     AGE             AND BUSINESS EXPERIENCE
- ------------------------------------------  ---   --------------------------------------------
Charles E. Williams.......................  80    Founder of the Company and Vice Chairman
                                                  since 1986.
W. Howard Lester..........................  60    Chairman since 1986 and Chief Executive
                                                  Officer since 1979.
Gary G. Friedman..........................  38    Chief Merchandising Officer and President,
                                                  Retail Stores since 1995; Executive Vice
                                                  President 1993-1995; Senior Vice
                                                  President-Stores, 1991-1992; and Vice
                                                  President-Stores, 1988-1990.
Patrick J. Connolly.......................  49    Executive Vice President and General
                                                  Manager, Catalog since 1995; Senior Vice
                                                  President-Mail Order, 1991-1995; Vice
                                                  President-Mail Order, 1979-1990; and
                                                  Assistant Secretary since 1983.
Robert K. Earley..........................  49    Senior Vice President-Distribution since
                                                  1991; and Vice President, Distribution
                                                  1983-1990.
Dennis A. Chantland.......................  53    Executive Vice President, Chief
                                                  Administrative Officer, and Acting Chief
                                                  Financial Officer since 1995; and Secretary
                                                  since 1996.
G. Andrew Rich............................  48    Senior Vice President-Human Resources since
                                                  1995.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and its four other most highly compensated executive officers who served as executive officers during the fiscal year ended January 28, 1996 and whose total annual salaries and bonuses exceeded $100,000 during such fiscal year.

                                                                      LONG TERM
                                                                    COMPENSATION
                                                                    -------------
                                                    ANNUAL             AWARDS
                                               COMPENSATION(3)       SECURITIES      ALL OTHER
                                             --------------------    UNDERLYING     COMPENSATION
 NAME AND PRINCIPAL POSITION(1)    YEAR(2)   SALARY($)   BONUS($)   OPTIONS(#)(4)       ($)
- ---------------------------------  -------   ---------   --------   -------------   ------------
W. Howard Lester.................    1995     471,210          0        20,000        $ 10,451(5)
  Chief Executive Officer,           1994     386,538          0        37,500          10,066
  Chairman and Director              1993     350,000    125,000        78,750          11,554
Gary G. Friedman.................    1995     386,119          0        50,000           4,823(6)
  Chief Merchandising                1994     323,076          0        15,000           5,163
  Officer and President,             1993     250,000    100,000       337,500           6,071
  Retail Stores
Patrick J. Connolly..............    1995     224,009          0        10,000           4,325(7)
  Executive Vice President           1994     200,615          0        15,000           8,769
  and General Manager,               1993     180,808    100,000        28,125           7,003
  Catalog, Assistant
  Secretary and Director
Robert K. Earley.................    1995     201,284          0        10,000           7,348(8)
  Senior Vice President-             1994     187,308          0         9,000           7,084
  Distribution                       1993     178,270     50,000        22,500          10,043
Charles E. Williams..............    1995     138,699          0             0          11,076(9)
  Founder and Vice                   1994     125,000          0             0          10,770
  Chairman of the Board              1993     125,000     25,000             0           3,897
  of the Company
Russell Solt.....................    1995     251,756          0        10,000           2,420(10)
  Former Chief Financial             1994     113,104          0        30,000          86,376(11)
  Officer and Secretary              1993          --         --            --              --

- ---------------
 (1) None of the executives named in this table held any shares of restricted stock of the Company as of January 28, 1996.

 (2) Rows specified "1995," "1994" and "1993" represent fiscal years ended January 28, 1996, January 29, 1995, and January 30, 1994, respectively.

 (3) While the named executive officers enjoy certain perquisites, the aggregate value of such perquisites for the fiscal years shown did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for the applicable year.

 (4) Figures have been adjusted to reflect the 3-for-2 stock split in September 1994 (the "Stock Split").

 (5) Comprised of the Company's matching contributions under the Profit Sharing Plan, premiums paid by the Company for term life insurance in excess of $50,000 for the benefit of the named officer, and benefits received under the Company's executive supplemental medical plan of $3,000, $4,914, and $2,537, respectively.

 (6) Comprised of the Company's matching contributions under the Profit Sharing Plan, premiums paid by the Company for term life insurance in excess of $50,000, and benefits received under the Company's executive supplemental medical plan of $3,000, $462, and $1,361, respectively.

 (7) Comprised of the Company's matching contributions under the Profit Sharing Plan, premiums paid by the Company for term life insurance in excess of $50,000, and benefits received under the Company's executive supplemental medical plan of $3,000, $1,218, and $107, respectively.

 (8) Comprised of the Company's matching contributions under the Profit Sharing Plan, premiums paid by the Company for term life insurance in excess of $50,000, and benefits received under the Company's executive supplemental medical plan of $3,000, $688, and $3,660, respectively.

 (9) Comprised of premiums paid by the Company for term life insurance in excess of $50,000 and benefits received under the Company's executive supplemental medical plan of $10,175 and $901, respectively.

(10) Comprised of premiums paid by the Company for term life insurance in excess of $50,000, and benefits received under the Company's executive supplemental medical plan of $410 and $2,010, respectively.

(11) Comprised of a one-time only relocation allowance, premiums paid by the Company for term life insurance in excess of $50,000, and benefits received under the Company's executive supplemental medical plan of $85,790, $241, and $345, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

     The 1993 Plan, which was approved by the shareholders of the Company at the 1993 Annual Meeting, is currently the only stock option plan under which the Company may grant options. The following table sets forth the information noted for all grants of stock options made to the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table during the fiscal year ended January 28, 1996:

                             INDIVIDUAL GRANTS(1)                                             POTENTIAL REALIZABLE
- ------------------------------------------------------------------------------                      VALUE AT
                                                  PERCENTAGE                                  ASSUMED ANNUAL RATES
                                  NUMBER OF        OF TOTAL                                         OF STOCK
                                 SECURITIES         OPTIONS                                    PRICE APPRECIATION
                                 UNDERLYING       GRANTED TO      EXERCISE OR                    FOR OPTION TERM
                                   OPTIONS       EMPLOYEES IN      BASE PRICE    EXPIRATION   ---------------------
             NAME                GRANTED(#)     FISCAL YEAR(%)       ($/SH)         DATE       5%($)       10%($)
- ------------------------------  -------------   ---------------   ------------   ----------   --------   ----------
Gary G. Friedman..............      50,000            12.1            18.75       5/24/2005   $589,589   $1,494,135
  Chief Merchandising Officer
  and President, Retail Stores
W. Howard Lester..............      20,000             4.8            18.75       5/24/2005    235,835      597,653
  Chief Executive Officer,
  Chairman and Director
Charles E. Williams...........           0             0.0
  Founder, Vice Chairman
Patrick J. Connolly...........      10,000             2.4            18.81       4/28/2005    118,295      299,783
  Executive Vice President,
  General Manager, Catalog,
  and Director
Robert K. Earley..............      10,000             2.4            18.81       4/28/2005    118,295      299,783
  Senior Vice President-
  Distribution
Russell Solt..................      10,000             2.4            18.81             (2)        (2)          (2)
  Former Chief Financial
  Officer and Secretary

- ---------------
(1) Figures have been adjusted to reflect the stock split.

(2) Mr. Solt terminated his employment with the Company prior to his options vesting.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

     The following table sets forth the fiscal year-end value of unexercised options held by the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table:

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING                   VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                                   FISCAL YEAR-END(#)(1)              FISCAL YEAR-END($)
                           SHARES ACQUIRED        VALUE        -----------------------------     -----------------------------
          NAME             ON EXERCISE(#)      REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -------------------------  ---------------     -----------     -----------     -------------     -----------     -------------
W. Howard Lester.........            0                  0         87,600          129,650        $  769,239       $   733,064
  Chief Executive
  Officer, Chairman and
  Director
Charles E. Williams......            0                  0              0                0                 0                 0
  Founder, Vice Chairman
Gary G. Friedman.........            0                  0        187,475          276,650         1,158,999         1,003,739
  Chief Merchandising
  Officer and President,
  Retail Stores
Patrick J. Connolly......            0                  0         78,375           47,875           824,434           235,091
  Executive Vice
  President, General
  Manager, Catalog, and
  Director
Robert K. Early..........            0                  0         78,300           41,950           840,623           230,153
  Senior Vice President-
  Distribution
Russell Solt(2)..........            0                  0          6,000                0                 0                 0
  Former Chief Financial
  Officer and Secretary

- ---------------
(1) Figures have been adjusted to reflect the Stock Split.

(2) Mr. Solt terminated his employment with the Company prior to year end. He is included in this table because he would have been among the four most highly compensated executive officers had he been an executive officer on January 28, 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the Committee) is responsible for setting executive compensation policy and determining the compensation paid to executive officers of the Company. The Committee is currently comprised of the directors named below, all of whom are nonemployee Directors.

     The Company's executive compensation programs are designed to enable the Company to attract, retain, motivate and reward highly qualified executives while maintaining strong and direct links between executive pay, individual performance, the Company's financial performance and shareholder returns. The Compensation Committee believes that officers and other key employees should have a significant stake in the Company's stock price performance under programs which link executive compensation to shareholder return. Notably, the Chief Executive Officer, Mr. Lester, beneficially owns 2,964,305 shares (including options which are currently exercisable or exercisable within 60 days) representing 11.4% of the shares of Common Stock as of April 22, 1996. Mr. Lester (together with the undersigned Mr. McMahan) purchased the Company from its founder Charles E. Williams in 1979. The Company first offered stock to the public in 1983.

     The Company competes with a number of different companies, both within and outside the retail industry, for talented executives. Accordingly, the Committee considers both pay practices at retailers of comparable size who are part of the Center for Research in Security Prices ("CRSP" Index for NASDAQ

Retail Trade Stock), one of the indices used in the Performance Graph, as well as pay practices at other companies considered comparable based on the industry, revenues and other factors (together, the "Comparable Companies") when assessing the competitiveness of Williams-Sonoma's compensation programs. The Committee utilizes an independent executive compensation advisor for information on competitive compensation levels.

     The Committee considers three major elements in its compensation program: base salaries, annual cash incentive opportunities, and long-term incentives via stock options. Base salaries are generally targeted at the median levels of the Comparable Companies, and actual salaries are adjusted for individual performance and contributions to the Company's success. In May 1995, the Committee reviewed the salaries of its executive officers, including the Named Executive Officers. At that time, the Chief Executive Officer's salary was increased from $400,000 to $500,000. This increase was based on the Committee's assessment of the Company's performance in fiscal year 1994 and Mr. Lester's contribution to the Company. The other Named Executive Officers received salary increases averaging 13.9% based on similar considerations and the Committee's desire to ensure the retention of key executives during a period of rapid growth in the Company.

     The second component of the Company's executive compensation program is the Profit Incentive Plan, which rewards participants for extraordinary results based on the annual financial performance of the Company. Based on the Company's performance in fiscal year 1995 which fell short of targets, no awards were made to any of the Named Executive Officers or any other participants under the Plan.

     Stock ownership and the link to shareholder value is an integral part of the Company's executive compensation program. Accordingly, the number of stock options granted to the Chief Executive Officer and other executive officers reflect competitive practices for Comparable Companies and the assessment of their individual contributions. In May of 1995, the Chief Executive Officer was granted an option for 20,000 shares. In recognition of his contributions during 1994 and in order to further link a significant portion of his compensation to shareholder returns, the Committee granted 50,000 options to Mr. Friedman. Grants to the other Named Executive Officers averaged 10,000. All stock options were granted with an exercise price equal to the fair market value of one share of Common Stock on the date of grant.

     The Omnibus Budget and Reconciliation Act of 1993 amended Section 162(m) of the Internal Revenue Code and could, depending on future compensation levels, result in limits on the Company's ability to deduct compensation in excess of $1,000,000 paid to certain executive officers. Exceptions to this deductibility limit may be made for various forms of performance-based compensation. Based on 1995 compensation levels, no such limits on the deductibility of compensation applied for any officer of the Company. The Company has not adopted a policy specifically prohibiting compensation at a level that would limit deductions. While the Committee cannot predict how the deductibility limit may impact the Company's compensation program in future years, the Committee intends to maintain an approach to executive compensation which strongly links pay to performance. The approach should preserve the deductibility of the Company's executive compensation while maintaining highly motivational compensation programs which support the Company business objectives and strategies and reinforce the creation of shareholder value.

                                          Respectfully submitted,

                                          James A. McMahan
                                          Millard S. Drexler
                                          F. Warren Hellman
                                          John E. Martin
                                          Members of the Compensation Committee

PERFORMANCE GRAPH

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS OF THE COMPANY,
         CRSP* INDEX FOR THE NASDAQ STOCK MARKET (U.S. COMPANIES), AND
                   CRSP INDEX FOR NASDAQ RETAIL TRADE STOCKS

      MEASUREMENT PERIOD         WILLIAMS-SO-    NASDAQ STOCK    NASDAQ RETAIL
    (FISCAL YEAR COVERED)            NOMA           MARKET           TRADE
1/29/91                                  100.0           100.0           100.0
1/29/92                                   85.0           160.1           180.7
1/29/93                                   67.5           180.2           161.7
1/28/94                                  195.0           206.7           173.4
1/27/95                                  267.9           199.1           155.5
1/28/96                                  174.4           275.3           171.2

NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.00 on 1/28/91.

* Center for Research in Security Prices, The University of Chicago, Graduate School of Business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's warehouse and distribution center is located in Memphis, Tennessee and leased from two partnerships whose partners include directors, executive officers and/or significant shareholders of the Company. The distribution center consists of two separate facilities -- one for mail order operations and one for retail store operations.

  Mail Order Facility

     In July 1984, the Company entered into an agreement to lease a 243,000 square foot distribution center from a partnership (the lessor). The lessor is a partnership comprised of W. Howard Lester, Chairman, Chief Executive Officer and significant shareholder of the Company, and James A. McMahan, a director and significant shareholder of the Company and member of the Compensation Committee. The partnership financed the construction through the sale of $6,300,000 principal amount of industrial development bonds due June 2008. The lease had an initial, non-cancelable term of ten years expiring on June 30, 1994, with two optional five-year renewals by the Company. In December 1985, the partnership financed the construction of an additional 190,000 square feet of space through the sale of $2,900,000 principal amount of industrial development bonds due 2010. The Company's lease with the partnership was amended to include additional rent plus interest on the new bonds for the same lease term as the original lease. In December 1993, the Company exercised the two five-year renewal options and is now obligated to lease the space until June 30, 2004. Effective July 1, 1994, the fixed basic monthly rent is $51,500. Rental payments consist of basic monthly rent, plus interest on the bonds (a floating rate equal to 55% of the prime rate of a designated bank), applicable taxes, insurance and maintenance expenses. In connection with the December 1993 transaction, both the partnership and the Company provided to an unaffiliated bank an indemnity against certain environmental liabilities.

  Retail Store Facility

     In August 1990, the Company entered into a separate agreement to lease a second distribution center, consisting of approximately 307,000 square feet, adjacent to the existing distribution center in Memphis, Tennessee. The lessor is a partnership that includes Messrs. Lester, McMahan, and Robert K. Earley, Senior Vice President of Distribution. The partnership financed the construction of the distribution center through the sale of $10,550,000, 10.36% principal amount of individual development bonds due in August 2015.

     In September 1994, this lease was amended to include an approximately 306,000 square-foot expansion of the facility. The expansion was completed in October 1995. The lessor financed the construction of the expansion through a $500,000 capital contribution from its partners and the sale of $9,825,000, 9.01% principal amount of industrial development bonds due in August 2015. The amended lease has an initial, non-cancelable term of 15 years beginning August 1991 and ending in July 2006, with three optional five-year renewals. Rentals (including interest on the bonds, sinking fund payments, and fees) for the primary term are payable at an average rate of $711,000 per quarter plus applicable taxes, insurance and maintenance expenses.

     Both facilities (including the 1994 expansion) are constructed to the Company's specifications. After the option periods, the Company is obligated to renew each lease annually so long as the bonds which financed the specific projects remain outstanding. The leases qualify as operating leases for accounting purposes. The Company believes that the facility leases are on terms no less favorable that the Company could have obtained from third parties in arm's-length transactions.

                                   PROPOSAL 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     As recommended by its Audit Committee, the Board of Directors has selected Deloitte & Touche as independent accountants for the fiscal year ending February 2, 1997, subject to ratification by the shareholders.

     Deloitte & Touche, formerly known as Touche Ross & Co., has audited the Company's financial statements since the fiscal year ended March 31, 1980. It is expected that their representative will be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions.

     In the event that the selection of Deloitte & Touche as independent accountants for the fiscal year ending February 2, 1997, is not ratified by the shareholders, the Board of Directors will select other independent accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THIS REAPPOINTMENT.

                                 OTHER MATTERS

     The Company knows of no other matters to be acted upon at the meeting other than those referred to in the accompanying notice of the meeting. However, if any other matter should properly come before the meeting, holders of the proxies solicited hereby will vote thereon in their discretion.

                           PROPOSALS OF SHAREHOLDERS

     Proposals intended to be presented by shareholders at the 1997 Annual Meeting of Shareholders and included in the Company's proxy statement for such meeting must be received by the Secretary of the Company at 3250 Van Ness Avenue, San Francisco, California 94109, on or before February 19, 1997.

                      AVAILABILITY OF REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE UPON WRITTEN REQUEST AND WITHOUT CHARGE TO ANY SHAREHOLDER BY WRITING TO:

                                   Secretary
                             Williams-Sonoma, Inc.
                              3250 Van Ness Avenue
                        San Francisco, California 94109

                                          By Order of the Board of Directors

                                          Dennis A. Chantland, Secretary

San Francisco, California
May 13, 1996

                                     PROXY


                             WILLIAMS-SONOMA, INC.

          This Proxy is solicited on behalf of the Board of Directors.


The undersigned shareholder of Williams-Sonoma, Inc. (the "Company") hereby appoints W. Howard Lester and Dennis A. Chantland, and each of them, with full power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all shares of Common Stock of the Company held of record by the undersigned on April 26, 1996, at the 1996 Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 19, 1996 at 10:00 a.m. (Pacific Daylight Time) at 3250 Van Ness Avenue, San Francisco, California 94109, and any adjournment or postponements thereof.

The Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted for the election of the named directors, FOR proposal 2, and in the manner described in item 3 of this Proxy.


                    (Please date and sign on reverse side.)


                                                                     SEE REVERSE
                                                                         SIDE
- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                             Please mark
                                                            your votes as  /X/
                                                            indicated in
                                                             this sample.

The Board of Directors recommends a vote "FOR" Items 1 and 2.

1. ELECTION OF DIRECTORS

     FOR the election as                     WITHHOLD
    directors of all nomi-                   AUTHORITY
    nees listed (except as                to vote for all
   marked to the contrary).               nominees listed.

         / /                                 / /

   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below):

   Charles E. Williams        Patrick J. Connolly        James M. Barry
   W. Howard Lester           Gary G. Friedman           Millard S. Dexter
   James A. McMahan           F. Warren Hellman          John E. Martin
   Nathan Bessin

2. Proposal to ratify the selection of Deloitte & Touche as independent accountants for the 1996 fiscal year.

              FOR               AGAINST           ABSTAIN

              / /                 / /               / /

3. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before this meeting, or any adjournments or postponements thereof.


                                   NOTE: When stock has been issued in the name of two or more persons, all should sign. When signing as attorney, administrator, trustee or guardian, give full title as such. A corporation should have the name signed by its president or other authorized officer, with the office held designated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual Report for the 1995 Fiscal Year furnished herewith.

                                   ____________________________________________
                                              Please Print Name(s)


Signature(s)____________________________________________ Date____________, 1996
Please sign exactly as your name or names appear on this proxy and return it promptly in the enclosed envelope.

- -------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -